Report of Independent Public Accountants

To Household Finance Corporation:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Household Finance Corporation (the "Company") and subsidiaries as of December 31, 1995 and have issued our report thereon dated January 24, 1996. We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1995, or performed any audit procedures subsequent to the date of our report on those statements.

In connection with our audit, nothing came to our attention that caused us to believe that the Company was not in compliance with any of the terms, covenants, provisions, or conditions of the Pooling and Servicing Agreement (the "Agreement"), dated May 1, 1995, in conjunction with the Revolving Home Equity Loan Asset Backed Certificates Series 1995-1 insofar as they relate to accounting matters. It should be noted, however, that our audit was not directed primarily toward obtaining knowledge of such noncompliance.

As a part of our audit, we made a study and evaluation of the Company's system of internal accounting controls over the Company's home equity loan portfolio, including those loans serviced under the Agreement to the extent we considered necessary to evaluate the system as required by generally accepted auditing standards. In accordance with these standards, the purpose of our study and evaluation, which included obtaining an understanding of the accounting systems, was to determine the nature, timing and extent of the auditing procedures necessary for expressing an opinion on the financial statements. Our study and evaluation also took into consideration certain of the criteria and audit requirements in the Audit Guide for Audits of Non-Supervised Mortgages Approved by the Department of Housing and Urban Development. However, certain procedures included in the audit guide are not applicable to the home equity loans being serviced for the Trustee, and therefore, were not performed.

Our audit disclosed no exceptions or errors in records relating to home equity loans serviced for the Trustee that, in our opinion,
Section 3.10 of the Agreement required us to report.

This report is intended solely for the information and use of the Board of Directors and management of the Company and should not be used for any other purpose.


                                    /s/ Arthur Andersen LLP
Chicago, Illinois
January 24, 1996